NEWS RELEASE
FINAL DRAFT 4:30 pm	Contacts:	Alan Gaines, Chairman & CEO Dune Energy, Inc. 713-888-0895 Jack Lascar, Partner DRG&E / 713-529-6600

DUNE ENERGY ACQUISITION OF BARNETT SHALE

PROPERTIES TO PROCEED

THIRD PARTY LITIGATION AGAINST VOYAGER AFFILIATES SETTLED

November 1, 2005 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today that the lawsuit filed by Dan A. Hughes Company (“Hughes”) against certain individuals and entities owning interests in or affiliated with Voyager Partners, Ltd. (“Voyager”), has been settled (the “Settlement”). The Settlement clears the path for Dune to move forward on its proposed acquisition of certain Voyager properties located on the fairway of the Barnett Shale play in the North Texas Fort Worth Basin.

As a result of the Settlement, Dune and Voyager have extended the termination date under their Asset Purchase and Sale Agreement (“PSA”) from October 31, 2005 to November 4, 2005. The extension was agreed upon, in order to restructure the transaction due to the delay caused by the Hughes litigation. Dune and Voyager are working together to execute an amended PSA that would provide, among other things, for Dune to acquire properties from Voyager on a “rolling basis.” Subject to the signing of such amended PSA, the first of such closings, consisting of approximately $25 million in value, should occur prior to year end.

Separate and apart from entering into an amended PSA, Voyager has assigned to Dune a contract, under which Dune will acquire, on or before November 15, 2005, certain Barnett Shale properties directly from a third party in exchange for approximately $5 million. These properties are located in Denton County and are comprised of four producing wells and locations to support the drilling of four additional locations.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

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